EXHIBIT 99.1
Wendy's/Arby's Group Completes Sale of Arby's to Roark Capital Group

Changes Name to The Wendy's Company

Announces Timing of Second Quarter 2011 Results and Conference Call

ATLANTA, July 5, 2011 - Wendy's/Arby's Group, Inc. (NYSE: WEN) today announced that it has completed the sale of Arby's Restaurant Group, Inc. on the terms previously announced to a buyer formed by Roark Capital Group, effective as of July 4, 2011.

In connection with the transaction, the Company will change its corporate name to The Wendy's Company, effective today. The Company's common stock will continue to trade on the New York Stock Exchange under the ticker “WEN.” The Company's common stock has been assigned a new CUSIP number of 95058W 100 in connection with the name change. Stock certificates for outstanding shares of the Company are not affected by the name change and will not need to be exchanged.

Roland Smith, President and Chief Executive Officer of The Wendy's Company, said, “The sale of Arby's® provides substantial benefits to our stockholders and we are pleased to have worked with Roark Capital on its successful completion. We congratulate Roark on the Arby's acquisition and are we are pleased to retain an 18.5% common stock interest in the Arby's business. We believe in Arby's turnaround and look forward to being able to benefit from the brand's future successes.

“With the transaction now behind us, we look forward to devoting our full attention and resources toward realizing Wendy's® exciting growth prospects, which include revitalizing the core menu, expanding into new dayparts including breakfast, modernizing our facilities, building new restaurants in the United States and pursuing global expansion,” Smith said. “Our new corporate name and logo signals our commitment to the Wendy's brand following the sale of Arby's.  We've incorporated the original Wendy cameo into our new Company logo and we're highlighting a phrase that's been a defining point of difference for Wendy's for more than 40 years - Quality is Our Recipe®.  We've added the phrase 'Worldwide' to our tagline to emphasize Wendy's global aspirations.”

Second Quarter 2011 Earnings Release and Conference Call - August 11
The Company intends to release second quarter 2011 financial results on August 11, 2011 before the market opens. Arby's will be reported as a discontinued operation. A conference call with slides will follow at 10:00 a.m. ET and will be webcast live from the investor relations page of the Company's website. Hosting the call will be Roland Smith, President and Chief Executive Officer, Steve Hare, Chief Financial Officer, and John Barker, Chief Communications Officer.

The conference call can be accessed live over the phone by dialing 877-572-6014 or for international callers by dialing 281-913-8524. A replay will be available two hours after the call and can be accessed by dialing 800-642-1687, or for international callers by dialing 706-645-9291; the conference ID for the replay is 80633768. The replay will be available until midnight ET on Thursday, August 25, 2011. The webcast and accompanying slides will also be archived on the Company's website.

About The Wendy's Company
The Wendy's Company is the third largest quick-service hamburger company in the United States. A subsidiary, Wendy's International, Inc., is the franchisor of the Wendy's restaurant system. The Wendy's system includes more than 6,500 restaurants in the U.S. and 25 other countries and U.S. territories worldwide.

Media and Investor Contacts:
John Barker at 678-514-6900 or john.barker@wendys.com
Kay Sharpton at 678-514-5292 or kay.sharpton@wendys.com

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